Exhibit 99.1

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) – February 24, 2026 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 31, 2026. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II commented, “We reported a respectable year. We achieved retail gross margin of 40.8% in a rapidly changing merchandising environment with unpredictable costs. We rewarded our shareholders with the largest dividend in our history and still held around $1.1 billion in cash and short-term investments at year-end.”

Highlights of the Fiscal Year (compared to the prior fiscal year):

•	Total retail sales were unchanged as a percentage
•	Comparable store sales were unchanged as a percentage
•	Net income of $570.2 million compared to $593.5 million
•	Earnings per share of $36.42 compared to $36.82
•	Retail gross margin of 40.8% of sales compared to 41.0% of sales
•	Operating expenses were $1.759 billion (27.2% of sales) compared to $1.731 billion (26.7% of sales)
•	Ending inventory increased 2%

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended January 31, 2026 of $570.2 million, or $36.42 per share, compared to $593.5 million, or $36.82 per share, for the 52 weeks ended February 1, 2025.

Included in net income for the 52 weeks ended January 31, 2026 are the following items:

●	a pretax gain of $20.4 million ($15.7 million after tax or $1.00 per share) primarily related to the sale of five properties

●	federal and state income tax benefits of $35.0 million ($2.24 per share) due to a deduction related to that portion of the special dividend of $30.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year

Included in net income for the 52 weeks ended February 1, 2025 are federal and state income tax benefits of $30.8 million ($1.91 per share) due to a deduction related to that portion of the special dividend of $25.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter.

Sales – Fiscal Year

Net sales for the 52 weeks ended January 31, 2026 and February 1, 2025 were $6.474 billion and $6.483 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 52 weeks ended January 31, 2026 and February 1, 2025 were $6.232 billion and $6.219 billion, respectively. Total retail sales were unchanged as a percentage for the 52-week period ended January 31, 2026 compared to the 52-week period ended February 1, 2025. Sales in comparable stores for the same period were unchanged as a percentage.

Gross Margin – Fiscal Year

Consolidated gross margin for the 52 weeks ended January 31, 2026 was 39.5% of sales compared to 39.5% of sales for the 52 weeks ended February 1, 2025.

Retail gross margin (which excludes CDI) for the 52 weeks ended January 31, 2026 was 40.8% of sales compared to 41.0% of sales for the 52 weeks ended February 1, 2025.

Inventory increased 2% at January 31, 2026 compared to February 1, 2025.

Selling, General & Administrative Expenses – Fiscal Year

Consolidated selling, general and administrative expenses (“operating expenses”) for the 52 weeks ended January 31, 2026 were $1.759 billion (27.2% of sales) compared to $1.731 billion (26.7% of sales) for the 52 weeks ended February 1, 2025.

Highlights of the Fourth Quarter (compared to the prior year fourth quarter):

•Total retail sales decreased 1%
•	Comparable store sales decreased 1%
•	Net income of $203.7 million compared to $214.4 million
•	Earnings per share of $13.05 compared to $13.48
•	Retail gross margin of 36.1% of sales compared to 36.1% of sales
•	Operating expenses were $463.0 million (23.6% of sales) compared to $452.0 million (22.4% of sales)

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended January 31, 2026 of $203.7 million, or $13.05 per share, compared to $214.4 million, or $13.48 per share, for the 13 weeks ended February 1, 2025. Included in net income for the 13 weeks ended January 31, 2026 are the following items:

●	a pretax gain of $14.9 million ($11.5 million after tax or $0.73 per share) primarily related to the sale of a store property

●	federal and state income tax benefits of $35.0 million ($2.24 per share) due to a deduction related to that portion of the special dividend of $30.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter

Included in net income for the 13 weeks ended February 1, 2025 are federal and state income tax benefits of $30.8 million ($1.94 per share) due to a deduction related to that portion of the special dividend of $25.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter.

Sales – Fourth Quarter

Net sales for the 13 weeks ended January 31, 2026 and February 1, 2025 were $1.962 billion and $2.017 billion, respectively.

Total retail sales for the 13 weeks ended January 31, 2026 and February 1, 2025 were $1.916 billion and $1.943 billion, respectively. Total retail sales decreased 1% for the 13-week period ended January 31, 2026 compared to the 13-week period ended February 1, 2025. Sales in comparable stores for the same period decreased 1%. The Company notes that sales in over a third of its stores were disrupted by a winter storm event in the third weekend of January 2026.

Compared to the prior year fourth quarter, sales increased moderately in ladies’ accessories and lingerie. Sales were unchanged as a percentage in shoes with moderate declines noted in ladies’ apparel, cosmetics, men’s apparel and accessories, juniors’ and children’s apparel and home and furniture.

Gross Margin – Fourth Quarter

Consolidated gross margin for the 13 weeks ended January 31, 2026 was 35.4% of sales compared to 34.9% of sales for the 13 weeks ended February 1, 2025.

Retail gross margin for the 13 weeks ended January 31, 2026 was 36.1% of sales compared to 36.1% of sales for the 13 weeks ended February 1, 2025. Compared to the prior year fourth quarter, retail gross margin increased moderately in ladies’ apparel and juniors’ and children’s apparel. Retail gross margin was unchanged in ladies’ accessories and lingerie, shoes, cosmetics and home and furniture. Retail gross margin declined moderately in men’s apparel and accessories.

Selling, General & Administrative Expenses – Fourth Quarter

Operating expenses for the 13 weeks ended January 31, 2026 were $463.0 million (23.6% of sales) and $452.0 million (22.4% of sales) for the 13 weeks ended February 1, 2025. The increase is notably due to payroll and payroll-related expenses.

Share Repurchase

During the 52 weeks ended January 31, 2026, the Company purchased $107.8 million (approximately 300,000 shares) of Class A Common Stock at an average price of $359.16 per share.

As of January 31, 2026, authorization of $165.2 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at January 31, 2026 and February 1, 2025 were 15.6 million and 15.9 million, respectively.

Store Information

The Company plans to open a 160,000 square foot location at The Mall at Fairfield Commons in Beavercreek, Ohio in March of this year.

The Company operates 271 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.0 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	January 31, 2026		February 1, 2025		January 31, 2026		February 1, 2025
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,962.2	100.0%	$2,016.6	100.0%	$6,473.6	100.0%	$6,482.6	100.0%
Service charges and other income	27.2	1.4	35.0	1.7	89.7	1.4	107.6	1.7
	1,989.4	101.4	2,051.6	101.7	6,563.3	101.4	6,590.2	101.7

Cost of sales	1,268.2	64.6	1,312.1	65.1	3,916.9	60.5	3,919.5	60.5
Selling, general and administrative expenses	463.0	23.6	452.0	22.4	1,759.2	27.2	1,731.2	26.7
Depreciation and amortization	45.8	2.3	41.3	2.0	179.3	2.8	177.9	2.7
Rentals	5.7	0.3	6.5	0.3	19.2	0.3	21.4	0.3
Interest and debt (income) expense, net	(0.9)	(0.0)	(1.8)	(0.1)	(6.2)	(0.1)	(13.7)	(0.2)
Other expense	5.1	0.3	6.2	0.3	20.8	0.3	24.7	0.4
Gain on disposal of assets	14.9	0.8	—	—	20.4	0.3	0.5	0.0
Income before income taxes and equity in earnings of joint ventures	217.4	11.1	235.3	11.7	694.5	10.7	729.7	11.3
Income taxes	14.1		20.9		124.7		136.2
Equity in earnings of joint ventures	0.4		—		0.4		—
Net income	$203.7	10.4%	$214.4	10.6%	$570.2	8.8%	$593.5	9.2%

Basic and diluted earnings per share	$13.05		$13.48		$36.42		$36.82
Basic and diluted weighted average shares outstanding	15.6		15.9		15.7		16.1

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	January 31,	February 1,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$861.5	$717.9
Accounts receivable	39.7	55.7
Short-term investments	211.5	325.7
Merchandise inventories	1,201.1	1,172.0
Other current assets	72.8	96.8
Total current assets	2,386.6	2,368.1

Property and equipment, net	911.8	1,002.2
Operating lease assets	36.2	33.6
Deferred income taxes	77.4	69.1
Other assets	93.0	58.1

Total assets	$3,505.0	$3,531.1

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$772.4	$795.0
Current portion of long-term debt	96.0	—
Current portion of operating lease liabilities	9.6	11.4
Federal and state income taxes	24.1	28.5
Total current liabilities	902.1	834.9

Long-term debt	225.7	321.6
Operating lease liabilities	26.3	22.3
Other liabilities	371.9	356.1
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,779.0	1,796.2

Total liabilities and stockholders’ equity	$3,505.0	$3,531.1

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	52 Weeks Ended	52 Weeks Ended
	January 31,	February 1,
	2026	2025
Operating activities:
Net income	$570.2	$593.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred costs	180.9	179.5
Deferred income taxes	(7.3)	(9.0)
Gain on disposal of assets	(20.4)	(0.5)
Accrued interest on short-term investments	(8.8)	(11.8)
Changes in operating assets and liabilities:
Decrease in accounts receivable	16.0	4.8
Increase in merchandise inventories	(29.0)	(78.0)
Decrease in other current assets	21.7	2.3
Decrease (increase) in other assets	0.6	(0.8)
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(2.3)	36.5
Decrease in income taxes payable	(4.6)	(2.4)
Net cash provided by operating activities	717.0	714.1

Investing activities:
Purchase of property and equipment and capitalized software	(93.4)	(104.6)
Proceeds from disposal of assets	25.7	0.7
Proceeds from insurance	1.5	—
Investments related to joint ventures	(34.3)	—
Purchase of short-term investments	(534.6)	(696.7)
Proceeds from maturities of short-term investments	657.6	530.9
Net cash provided by (used in) investing activities	22.5	(269.7)

Financing activities:
Cash dividends paid	(484.8)	(413.8)
Purchase of treasury stock	(107.8)	(121.0)
Issuance cost of line of credit	(3.3)	—
Net cash used in financing activities	(595.9)	(534.8)

Increase (decrease) in cash and cash equivalents	143.6	(90.4)
Cash and cash equivalents, beginning of period	717.9	808.3
Cash and cash equivalents, end of period	$861.5	$717.9

Non-cash transactions:
Accrued capital expenditures	$7.1	$6.8
Accrued purchase of treasury stock and excise taxes	1.0	1.2
Stock awards	3.8	4.2
Lease assets obtained in exchange for new operating lease liabilities	14.6	2.9

Estimates for 2026

The Company is providing the following estimates for certain financial statement items for the 52-week period ending January 30, 2027 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2026	2025
	Estimated	Actual
Depreciation and amortization	$175	$179
Rentals	18	19
Interest and debt (income) expense, net	(5)	(6)
Capital expenditures	130	93

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including those statements under the heading “Estimates for 2026” regarding certain financial statement items for the 52-week period ended January 30, 2027. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; trade disputes and changes in trade policies including the imposition (or threat) of new or increased duties, taxes, tariffs and other charges impacting our products or supply chain; changes in legislation and governmental regulations; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com